SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934





          Date of Report (date of earliest event reported): May 8, 1996



                         ISO BLOCK PRODUCTS (USA), INC.

             (Exact Name of Registrant as specified in its Charter)


                                    Colorado
                 (State or other jurisdiction of incorporation)


       0-25810                                              84-1026503
(Commission File Number)                          (IRS Employer Ident.  Number)



               8037 South Datura Street, Littleton, Colorado 80120
            (Address of Principal Executive Offices, incl. Zip Code)



         Registrant's telephone number, incl. area code: (303) 795-9729




          (Former name or former address, if changed since last report)




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Item 4. Changes in the Registrant's Certifying Accountant.

      Effective May 8, 1996, the Registrant dismissed BDO Seidman, LLP ("BDO") as its independent accountants. The Registrant's decision to change accountants was made by resolution of the board of directors. The Registrant has no audit committee. The Registrant's common stock is neither quoted nor traded in the securities markets, and the Registrant has no operations.

      BDO has not delivered to the Registrant its audit report for either of the fiscal years ended March 31, 1996 or 1995. BDO's audit report on the Registrant's financial statements for the fiscal year ended March 31, 1994, contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to audit scope or accounting principles. However, such report contained an explanatory paragraph related to the Registrant's ability to continue as a going concern.

      In connection with the Registrant's audits for the fiscal years ended March 31, 1996 and 1995 through the date of this report, there have not been any disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, as the registrant understands the term "disagreements." It is true, however, that issues arose as to accounting treatment and characterization, and later, as to the proper valuation, of certain German assets of the Registrant known as "Deutsche Grundschulden". Indeed, BDO and the Registrant spent a great deal of time working to determine the proper classification and value of those assets.

      The Registrant notes that a German affiliate of BDO (namely, BDO Binder, a firm licensed to practice accountancy in Germany) audited the financial statements of the German subsidiary of the Registrant which owned the assets in question.

      The Registrant's decision to dismiss BDO was based primarily upon BDO's repeated dilatoriness in responding to numerous written and verbal inquiries of the Registrant, including frequent failure for long periods to return phone calls of the Registrant or its agents.

      The Registrant will file copies of the former accountant's letter addressed to the Commission promptly upon its receipt.


Item 7.    Financial Statements and Exhibits.

        (c)    Exhibits.

               NONE

                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

DATED:         August 27, 1996
                                        ISO BLOCK PRODUCTS (USA), INC.



                                        /s/ Egin Bresnig
                                        -------------------------------
                                        Egin Bresnig, President and CEO